UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Care Investment Trust Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 22, 2010

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Care Investment Trust Inc. This year’s meeting will be held on Monday, December 20, 2010, at 10:00 a.m., local time, at the Care Investment Trust headquarters, 780 Third Avenue, 29th Floor, New York, NY 10017.

The attached proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our Company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting. Our directors and management team will be available to answer questions. Afterwards, there will be a vote on the matters set forth in the accompanying proxy statement.

Your vote is important. Whether you plan to attend the meeting or not, please vote either over the Internet, by toll-free telephone or by completing the enclosed proxy card and returning it as promptly as possible. If you attend the meeting, you may continue to have your shares of common stock voted as instructed over the Internet, by toll-free telephone or in the proxy card or you may change your vote either by voting again before 11:59 p.m., Eastern Standard Time, on December 19, 2010, the time at which the Internet and telephone voting facilities close or by submitting a proxy card prior to or at the meeting.

Sincerely,

Salvatore (Torey) V. Riso, Jr.
President and Chief Executive Officer

CARE INVESTMENT TRUST INC.
780 Third Avenue,
21st Floor
New York, NY 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on December 20, 2010

The 2010 annual meeting of stockholders of Care Investment Trust Inc. will be held on Monday, December 20, 2010, at 10:00 a.m., local time, at the Care Investment Trust Inc. headquarters, 780 Third Avenue, 29th Floor, New York, NY 10017. At the annual meeting, stockholders will vote upon the following proposals:

1.	To elect seven (7) directors to serve until the 2011 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2010; and

3.	To consider and act upon such other matters that may properly be brought before the annual meeting or at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the annual meeting may be adjourned, or to which the annual meeting may be postponed.

Our Board of Directors has fixed the close of business on November 15, 2010, as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting, and at any adjournments or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for ten (10) calendar days prior to the annual meeting, between the hours of 9:00 a.m. and 4:00 p.m., local time, at our corporate offices located at 780 Third Avenue, 21st Floor, New York, NY 10017. You may arrange to review this list by contacting our Secretary and Chief Compliance Officer, Steven M. Sherwyn at (212) 446-1407.

All stockholders of record can vote (1) over the Internet, (2) by toll-free telephone (please see the proxy card for instructions), (3) by written proxy by signing and dating the proxy card and returning it or (4) by attending the annual meeting in person.

Whether or not you plan to attend the annual meeting, please vote either over the Internet, by toll-free telephone or by completing, signing, dating and promptly returning the enclosed proxy card in the postage-prepaid envelope provided. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the annual meeting, you may vote in person if you wish, even if you have previously voted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card.
By Order of our Board of Directors,

Steven M. Sherwyn
Secretary and Chief Compliance Officer

New York, New York
November 22, 2010

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CARE INVESTMENT TRUST INC.
780 Third Avenue,
21st Floor
New York, NY 10017

PROXY STATEMENT
FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
to be held on December 20, 2010

This proxy statement is furnished by Care Investment Trust Inc. to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at the 2010 annual meeting (the “Annual Meeting”) of stockholders to be held on Monday, December 20, 2010, at 10:00 a.m., local time, at the Care Investment Trust Inc. headquarters, 780 Third Avenue, 29th Floor, New York, NY 10017, and at any and all postponements or adjournments of our Annual Meeting. References in this proxy statement, unless the context requires otherwise, to “Care,” the “Company,” “we,” “our,” “ours,” and “us” refer to Care Investment Trust Inc. and our consolidated subsidiaries. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors is first being sent to our stockholders is November 22, 2010.

On August 13, 2010, we completed the sale of control of the Company through a combination of an equity investment by Tiptree Financial Partners, L.P. (“Tiptree”) in newly issued common stock and a cash tender offer (the “Tender Offer”) by the Company for up to 100% of the Company’s issued and outstanding shares of common stock for $9.00 per share. The Tiptree equity investment and the Tender Offer are referred to herein as the “Tiptree Transaction.”

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At the Annual Meeting, stockholders will be asked to vote on:

•	the election of seven (7) directors to serve until the 2011 annual meeting of stockholders or until their successors are duly elected and qualified;

•	the ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2010; and

•	any other matters that may properly be brought before the Annual Meeting or at any adjournments or postponements thereof.

How does the Board recommend I vote on these proposals?

The Board of Directors recommends a vote:

•	FOR the election of the following seven (7) nominees to the Board of Directors: Michael G. Barnes, Flint D. Besecker, Geoffrey N. Kauffman, William A. Houlihan, Jonathan Ilany, Salvatore (Torey) V. Riso, Jr. and J. Rainer Twiford; and

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2010.

Who is entitled to vote at the meeting?

If our records show that you were a holder of our common stock at the close of business on November 15, 2010, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the meeting and to vote the shares of common stock that you held on the record date.

How many shares can vote?

As of the close of business on the record date, 10,064,982 shares of common stock of Care were issued and outstanding and entitled to vote. There is no other class of voting securities outstanding. You are entitled to one (1) vote for each share of common stock you held as of the close of business on the record date.

What constitutes a quorum?

A quorum refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. The presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast shall constitute a quorum for the transaction of business at the meeting.

How are “broker non-votes” and abstentions treated for quorum purposes?

The inspector of elections will treat shares referred to as “broker non-votes” (that is, shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. We will also treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. We believe that the election of directors is not considered a “discretionary” voting item and the ratification of independent auditors is considered a “discretionary” voting item, and, as a result, your broker or nominee should not be permitted to vote your shares in the absence of specific voting instructions from you regarding the election of directors but should be permitted to vote your shares in the absence of specific voting instructions from you regarding the ratification of independent auditors.

What vote is needed to approve each proposal?

Election of Directors

The affirmative vote of the holders of record of a plurality of all of the votes cast at the meeting at which a quorum is present is necessary for the election of the directors.

Ratification of Independent Auditors

The affirmative vote of the holders of record of a majority of all of the votes cast at the meeting at which a quorum is present is required for the ratification of the selection of our independent auditors and the ratification of any other matters properly presented at the meeting for stockholder approval.

How are “broker non-votes” and abstentions treated for purposes of the proposals?

Abstentions do not constitute a vote “for” or “against” either matter being voted on at the Annual Meeting and will not be counted as “votes cast.” Therefore, abstentions will have no effect on any of the proposals. “Broker non-votes” will be treated in the same manner as abstentions for purposes of the Annual Meeting. We believe that the election of directors is not considered a “discretionary” voting item and the ratification of independent auditors is considered a “discretionary” voting item, and, as a result, your broker or nominee should not be permitted to vote your shares in the absence of specific voting instructions from you regarding the election of directors but should be permitted to vote your shares in the absence of specific voting instructions from you regarding the ratification of independent auditors.

Can I change my vote after I submit my proxy card or give instructions over the Internet or telephone?

Yes. After you have submitted a proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;

•	signing and forwarding to us a proxy with a later date; or

•	appearing in person and voting by ballot at the meeting.

Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting or by voting again before 11:59 p.m., Eastern Standard Time, on December 19, 2010, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote revoked. If you attend the Annual Meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the meeting will not constitute revocation of a previously given proxy.

How do I vote?

Our proxy materials are being mailed to our stockholders on or about November 22, 2010. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on December 19, 2010.

If your shares of common stock are held by a broker, bank or other nominee ( i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares of common stock voted. Such stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of common stock of record.

How is my vote counted?

If you vote through the Internet, by phone or properly execute a proxy in the accompanying form, and if we receive it prior to voting at the meeting, the shares of common stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made in the proxy, the common stock will not be voted regarding the election of the director nominees named in this proxy statement but will be voted for the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2010. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

What other information should I review before voting?

The proxy materials include our 2009 Annual Report, which is comprised of our Annual Report on Form 10-K (as amended by that certain Form 10-K/A filed on April 30, 2010 and that certain Form 10-K/A filed on July 15, 2010). In addition, our 2009 Annual Report on Form 10-K is available, free of charge, on our website at http://www.carereit.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You may also obtain a copy of our 2009 Annual Report on Form 10-K, free of charge, by directing your request in writing to Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attention: Steven M. Sherwyn, Secretary and Chief Compliance Officer.

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Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized and the delivery of this proxy statement shall, under no circumstances, create any implication that there has been no change in our affairs since the date hereof.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven (7) members. Two (2) directors were elected at the Company’s previous annual meeting, and five (5) directors were appointed by the Board of Directors since the Company’s previous annual meeting. As discussed below, pursuant to the Tiptree Transaction, four (4) directors, Michael G. Barnes, Geoffrey N. Kauffman, William A. Houlihan and Jonathan Ilany, were appointed by our Board of Directors on August 13, 2010, upon the resignation of Gerald Bisbee, Karen Robards and Steven Warden and the decision by the Board of Directors to increase the size of the Board of Directors from five (5) members to six (6) members. Those four directors were appointed based on the recommendation of Tiptree, our majority shareholder. On November 4, 2010, our Board of Directors approved a further increase in the size of the Board of Directors from six (6) members to seven (7) members and appointed Salvatore (Torey) V. Riso, Jr. to fill the resulting vacancy effective November 16, 2010. Our Board of Directors is nominating for re-election (or in the cases of Mr. Barnes, Mr. Kauffman, Mr. Houlihan, Mr. Ilany and Mr. Riso, election) all seven (7) members of the Board of Directors. Each director elected at the Annual Meeting will be elected to serve until our next annual meeting. All nominees for director have consented to be named and have agreed to serve as directors if elected. We have no reason to believe that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept election or are unable to serve for any reason, the persons named as proxies or their substitutes will have authority, according to their judgment, to vote or refrain from voting for such substitute as may be designated by the Board.

Our bylaws provide that a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than one (1), which is the minimum number required by the Maryland General Corporation Law, nor more than fifteen (15).

Recommendation

The Board of Directors unanimously recommends a vote “FOR” each nominee.

Information Regarding the Nominees for Election

The following table and biographical descriptions set forth certain information, as of November 16, 2010, with respect to each nominee for election as director at the Annual Meeting, all of whom currently serve as directors.

Name	Age	Director Since

Nominee Directors
Michael G. Barnes (Chairman)	44	2010
Geoffrey N. Kauffman (Vice Chairman)	52	2010
Salvatore (Torey) V. Riso, Jr.	48	2010
Flint D. Besecker	44	2007
J. Rainer Twiford	57	2007
Jonathan Ilany	57	2010
William A. Houlihan	55	2010

Michael G. Barnes has been a member of our Board of Directors since August 13, 2010, and serves as our Chairman. He has served as the chief executive officer and chairman of Tiptree since its inception in 2007 and is a founding partner of Tricadia Holdings, L.P. and its affiliated companies (“Tricadia”), which are privately held and provide investment management services. Prior to the formation of Tricadia in 2003, Mr. Barnes spent two years as Head of Structured Credit Arbitrage within UBS Principal Finance LLC, a wholly owned subsidiary of UBS Warburg, which conducts proprietary trading on behalf of the firm. Mr. Barnes joined UBS in 2000 as part of the merger between UBS and PaineWebber Inc. Prior to joining UBS, Mr. Barnes was a Managing Director and

Global Head of the Structured Credit Products Group of PaineWebber. Prior to joining PaineWebber in 1999, he spent 12 years at Bear, Stearns & Co. Inc., the last five of which he was head of their Structured Transactions Group. Mr. Barnes received his A.B. from Columbia College. Mr. Barnes was selected by Tiptree to serve as a member and Chairman of our Board of Directors because of his extensive experience in asset management, including the management of credit assets, real estate, and for his experience in developing emerging and transitional companies.

Geoffrey N. Kauffman has been a member of our Board of Directors since August 13, 2010, and serves as our Vice Chairman. He has served as the president and chief operating officer of Tiptree since its inception in 2007 and has been a Managing Director of Tricadia since 2005. Since joining Tricadia in 2005, Mr. Kauffman has been overseeing a variety of strategic acquisition opportunities and permanent capital projects, including the development of Tiptree. Prior to joining Tricadia, from 2002 to 2004, Mr. Kauffman was a partner with the Shidler Group in a similar capacity, with his primary focus being the development of a credit derivative products company (CDPC). Before joining the Shidler Group, from 1997 to 2001, Mr. Kauffman was involved in the launch of the CGA Group of companies, which originated financial guarantee contracts. From 1997 through 1999, he was the president, Chief Underwriting Officer and Principal Representative of CGA Bermuda, Ltd, the CGA Group’s Bermuda based insurance subsidiary. From 2000 to 2001, he was the president and chief executive officer of CGA Investment Management. Prior to joining CGA, Mr. Kauffman was at AMBAC and the MBIA / AMBAC International joint venture in 1995 and 1996, where he helped develop their international structured finance department. Prior to AMBAC, from 1989 to 1995, Mr. Kauffman was with FGIC’s ABS group and helped establish that business, focusing on CDOs, asset backed securities and multi-seller conduit programs. Prior to FGIC, Mr. Kauffman worked in the Investment Banking Division of Marine Midland Bank (now HSBC), where he focused on middle market mergers and acquisitions and structured finance. Mr. Kauffman holds a B.A. (Psychology) from Vassar College and an M.B.A. (Finance) from Carnegie Mellon University. Mr. Kauffman was selected by Tiptree to serve as a member and Vice Chairman of our Board of Directors because of his significant and diverse experience in financial transactions, particularly credit transactions, and real estate, as well as his experience in developing emerging and transitional companies.

Salvatore (Torey) V. Riso Jr. was appointed to our Board of Directors on November 4, 2010, effective as of November 16, 2010, and has served as our President and Chief Executive Officer since December 2009. Mr. Riso formerly served as our secretary and chief compliance officer from February 2008 and was employed by CIT from September 2005 through November 16, 2010, serving as senior vice president and chief counsel of CIT Corporate Finance since March 2007. Prior to his position at CIT Corporate Finance, Mr. Riso served as chief counsel for CIT Healthcare LLC, our former external manager (“CIT Healthcare”), and other business units of CIT. Between 1997 and 2005, Mr. Riso was in private practice in the New York office of Orrick Herrington & Sutcliffe LLP, where he worked in Orrick’s global finance practice group. Mr. Riso received a B.A. in economics and history cum laude from UCLA, as well as a J.D. from the Loyola Law School of Los Angeles.

Flint D. Besecker is our founder and has been a member of our Board of Directors since Care was formed in 2007 and previously served as our Chairman. Mr. Besecker is a veteran of both the commercial finance and healthcare industries and currently runs Firestone Asset Management, a healthcare middle market private equity business he founded in 2008. Firestone owns a variety of private equity investments focused on early stage life science drug development as well as specialty pharmaceutical companies. On October 13, 2010, Mr. Besecker was named chief executive officer of The Center for Hospice & Palliative Care in Buffalo, New York. In addition, Mr. Besecker was formerly a director and Chairman of the compensation committee of Allion Healthcare, a specialty pharmaceutical company serving patients throughout the U.S. Mr. Besecker served as the president and founder of our former external manager, CIT Healthcare LLC, and also served as president of CIT Commercial Real Estate. Prior to joining CIT Group Inc. (“CIT”) in 2004, Mr. Besecker held a variety of executive positions including managing director of GE Healthcare Financial Services, executive vice president and chief risk officer of Heller Healthcare Finance and president and co-founder of

Healthcare Analysis Corporation. He also served as an officer of Healthcare Financial Partners prior to its acquisition by Heller. He received a B.S. in Accounting from Canisius College in 1988 and is a Certified Public Accountant. Mr. Besecker was selected to serve as a member of our Board of Directors because of his significant achievements with, and intimate knowledge of, the Company and his extensive experience in healthcare and real estate.

J. Rainer Twiford has been a member of our Board of Directors since the consummation of our initial public offering in 2007. Since 1999, Mr. Twiford has been president of Brookline Partners, Inc., an investment advisory company. Prior to joining Brookline Partners, Mr. Twiford was a partner of Trammell Crow Company from 1987 until 1991. Mr. Twiford is currently a director of IPI, Inc., Smith of Georgia and Tracon Pharmaceuticals, and previously served on the board of a children’s behavioral health company. Mr. Twiford received a BA and a Ph.D. from the University of Mississippi, an M.A. from the University of Akron and a J.D. from the University of Virginia. Mr. Twiford was selected to be a member of our Board of Directors because of his extensive high level experience in the financial industry.

Jonathan Ilany has been a member of our Board of Directors since August 13, 2010. He has been chairman of the board of directors of Reliance First Capital, a privately owned mortgage company, since 2008. Since 2005, Mr. Ilany has been a private investor and passive partner at Mariner Investment Group. Mr. Ilany was a partner at Mariner Investment Group from 2000-2005, responsible for hiring and setting up new trading groups, overseeing risk management, and he was a senior member of the investment committee and management committee of the firm. From 1996-2000, Mr. Ilany was a private investor and also served as interim chief executive officer of Angiosonics, a start-up medical device company, and as a director of various private companies. From 1982-1995, Mr. Ilany was an employee of Bear Stearns & Co. where he was a member of the board of directors. At Bear Stearns, Mr. Ilany initiated and supervised the Fixed Income Analytic and Structuring Group, started the whole loan trading group and the conduit group, and in 1990 began EMC, a specialty mortgage company designed to deal with all RTC liquidations. Mr. Ilany then further developed EMC as a servicing and acquisition platform for distressed mortgage product. He shared responsibility for the Financial Institution Group, all asset-backed securities, and he oversaw the Forex, Commodities and Energy Trading departments. From 1980-1982, Mr. Ilany worked at Merrill Lynch. From 1971-1975, Mr. Ilany served in the armored corps of the Israeli Defense Forces and he was honorably discharged holding the rank of First Lieutenant. Mr. Ilany was selected by Tiptree to serve as a member of our Board of Directors because of his extensive experience in overseeing risk management and serving on the investment committee and management committee of a major investment firm, serving on the board of directors of various companies and his experience with investing in real estate and real estate-related assets.

William A. Houlihan has been a member of our Board of Directors since August 13, 2010. He has more than 30 years of business and financial experience. Since September 2009, he has served on the Board of Directors and as the financial expert on the audit committee of First Physicians Capital Group, Inc., a publicly-traded company that owns ambulatory surgical centers and small hospitals. Since November 2003, Mr. Houlihan has served on the board of directors of SNL Financial, a privately-held company that maintains database financial information on financial institutions, REITs, energy, media and other companies. During an eight-year period from 2001 through 2008, Mr. Houlihan was a private investor while he served as transitional Chief Financial Officer for several distressed companies: Sixth Gear, Inc. from October 2007 to November 2008, Sedgwick Claims Management Services from August 2006 until January 2007, Metris Companies from August 2004 to January 2006, and Hudson United Bancorp from January 2001 to November 2003. Mr. Houlihan also worked as an investment banker at UBS from June 2007 to September 2007, J.P. Morgan Securities from November 2003 to July 2004, KBW, Inc. from October 1996 to January 2001, Bear, Stearns & Co., Inc. from April 1991 to October 1996, and Goldman Sachs & Co. from June 1981 to April 1991. He also held several auditing and accounting positions from June 1977 through June 1981. Mr. Houlihan received a B.S., Magna Cum Laude in Accounting in 1977 from Manhattan College, became licensed as a Certified

Public Accountant in 1979, and received his M.B.A. in Finance in 1983 from New York University Graduate School of Business. Mr. Houlihan was selected by Tiptree to serve as a member of our Board of Directors because of his diverse financial experience, including his service on the boards of directors of several small capitalization, high-growth companies, as chief financial officer of transitional public and privately-held companies and his extensive accounting background.

Executive Officers and Executive Committee

Salvatore (Torey) V. Riso, Jr. has served as our President and Chief Executive Officer since December 2009. Our Board of Directors appointed Steven M. Sherwyn as our new Chief Financial Officer, Treasurer, Secretary and Chief Compliance Officer as of November 4, 2010.

Our Board of Directors, in August 2010, appointed an “Executive Committee” comprised of Mr. Riso, Michael G. Barnes, the Chairman of our Board of Directors, and Geoffrey N. Kauffman, the Vice Chairman of our Board of Directors, to implement the policies of the Company, as determined by the Board of Directors, and to assist in management of the Company’s day-to-day business, operations, activities and affairs.

The following sets forth biographical information regarding Steven M. Sherwyn as of November 16, 2010. The biographies for Michael G. Barnes, Geoffrey N. Kauffman and Salvatore (Torey) V. Riso, Jr. are included above under “Information Regarding the Nominees for Election.”

Steven M. Sherwyn, age 49, was appointed to serve as our Chief Financial Officer, Treasurer, Secretary and Chief Compliance Officer on November 4, 2010, replacing Paul F. Hughes. Mr. Sherwyn has over 24 years of finance, legal and real estate experience. Mr. Sherwyn served as a director, senior director and managing director of Hypo Real Estate Capital Corp. from 2004 to 2006, 2006 to 2007 and 2007 to 2008, respectively. He also served as chief financial officer and treasurer for Quadra Realty Trust, a real estate investment trust, from 2007 to 2008. Finally, Mr. Sherwyn served as chief financial officer for Galiot Capital Corporation from 2008 to 2009 and chief financial officer of Western Asset Mortgage Capital Corporation in 2009, both real estate investment trusts. Mr. Sherwyn is a graduate of The Wharton School of the University of Pennsylvania with a B.S. in economics. Mr. Sherwyn also received a J.D. from Stanford University Law School and an LL.M. in taxation from New York University Law School.

The Board of Directors and its Committees

Our Board of Directors presently consists of seven (7) members. Two (2) directors were elected at the Company’s previous annual meeting, and five (5) directors were appointed by the Board of Directors since the Company’s previous annual meeting. Pursuant to the Tiptree Transaction, four (4) members, Michael G. Barnes, Geoffrey N. Kauffman, William A. Houlihan and Jonathan Ilany, were appointed in August 2010 to fill the vacancies on our Board created by the resignation of Gerald Bisbee, Karen Robards and Steven Warden and by the increase of the size of the Board of Directors from five (5) members to six (6) members. On November 4, 2010, our Board of Directors approved a further increase in the size of the Board of Directors from six (6) members to seven (7) members and appointed Salvatore (Torey) V. Riso, Jr. to fill the resulting vacancy effective as of November 16, 2010. The Board has affirmatively determined that Messrs. Twiford, Besecker, Houlihan and Ilany, representing a majority of its members, are independent within the Company’s definition of independence.

The Board of Directors currently has three (3) standing committees: an Audit Committee, a Compensation, Nominating and Governance Committee (the “CNG Committee”) and an Executive Committee, as described above.

During fiscal year 2009, our Board of Directors held fourteen (14) meetings, our Audit Committee held three (3) meetings, our Compensation Committee held three (3) meetings and our Nominating, Governance and Investment Oversight Committee (the “NCGIO Committee”) held three (3) meetings. Flint D. Besecker attended at least 75% of the combined total number of meetings of our Board of

Directors during 2009, and J. Rainer Twiford attended at least 75% of the combined total number of meetings of our Board of Directors and Committees of the Board on which he served during 2009. Our remaining directors have attended at least 75% of the combined total number of meetings of our Board of Directors and Committees of the Board on which they serve since their appointment.

Audit Committee

Our Board of Directors has established an audit committee that meets the definition provided by Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee is comprised of three (3) of our independent directors: Messrs. Twiford, Houlihan and Ilany. In addition to satisfying the Company’s own definition of independence, our Audit Committee members satisfy the definition of independence imposed by Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Mr. Houlihan became Chairman of the committee on August 26, 2010 and has been determined by our Board of Directors to be an “audit committee financial expert” as that term is defined in the Securities Exchange Act of 1934, as amended.

The Audit Committee assists the Board of Directors in overseeing:

•	the quality and integrity of our financial statements, and accounting and reporting processes;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors;

•	the performance of our internal audit and credit audit functions;

•	the performance of our independent auditors;

•	our related person transaction policy; and

•	our major financial risk exposures and our risk assessment, risk management guidelines and policies.

The Audit Committee is also responsible for engaging the independent auditors, reviewing with the independent auditors the plans and results of the audit engagement, approving professional services provided by the independent auditors and considering the range of audit and non-audit fees.

Compensation, Nominating and Corporate Governance Committee

The CNG Committee is comprised of our four (4) independent directors: Messrs. Twiford, Besecker, Houlihan and Ilany. Mr. Besecker became Chairman of the committee on September 30, 2010. The CNG Committee is responsible for:

•	establishing our corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the compensation of the Chief Executive Officer considering the Chief Executive Officer’s performance in light of such goals and objectives;

•	reviewing and recommending to the Board of Directors the compensation of our executive officers (other than Chief Executive Officer), considering our corporate goals and objectives and evaluating such executive officer’s performance in light of such goals and objectives;

•	supervising, controlling and evaluating the activities and performance of TREIT Management, LLC (“TREIT”), an affiliate of Tiptree, under the Services Agreement (defined below), reviewing our goals and objectives with respect to the Services Agreement and reviewing the compensation paid to TREIT pursuant to the Services Agreement;

•	administering our incentive plans;

•	reviewing and approving the disclosure regarding our compensation and benefit matters (and other items as may be required by Item 407(e)(5) to be disclosed in our compensation committee report) in our proxy statement and Annual Report;

•	reviewing and discussing with Care’s management the Compensation Discussion and Analysis required by Item 402;

•	identifying, recruiting and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines and policies;

•	overseeing the evaluation of the structure, duties, size, membership and functions of the Board of Directors and its committees and recommending appropriate changes to the Board of Directors; and

•	establishing procedures to exercise oversight of the evaluation of the Board of Directors and its committees and members (including a self-evaluation).

Director Compensation

Pursuant to the Tiptree Transaction, all but two of our directors who were paid compensation during the fiscal year ended December 31, 2009, resigned and were replaced by Tiptree designees. More recently, effective November 16, 2010, Mr. Riso was also appointed to our Board of Directors.

The following table sets forth information regarding the compensation paid to, and the compensation expense we recognized with respect to, our Board of Directors as it was comprised during the fiscal year ended December 31, 2009:

	Fees Earned or
	Paid in	Stock
	Cash	Awards	Total
Name	($)	($)(1)	($)

Flint D. Besecker(2)	$51,974	$49,983	$101,956
Gerald E. Bisbee, Jr., Ph.D.	$57,517	$49,983	$107,500
Kirk E. Gorman(3)	$45,012	$37,488	$82,500
Alexandra Lebenthal(4)	$50,017	$49,983	$100,000
Karen P. Robards	$57,017	$49,983	$107,000
J. Rainer Twiford	$55,017	$49,983	$105,000
Steven N. Warden(5)	$0	$123,900	$123,900

(1)	Amounts recognized by the Company for financial statement reporting purposes in the fiscal year ended December 31, 2009 in accordance with Accounting Standards Codification 718 — Compensation — Stock Compensation. See Footnote 14 to our Consolidated Financial Statements in our Annual Report on Form 10-K. In accordance with SEC rules, estimates of forfeitures related to service-based conditions have been disregarded. As discussed below, each director, except for Mr. Warden, received an annual retainer payable half in cash and half in unrestricted shares of our common stock. These unrestricted shares were granted in approximately equal amounts per quarter in arrears and were based on the closing price of our common stock on the last business day of each quarter. The grant date fair market value of our common stock as of the ends of each of the fiscal quarters in 2009 were $7.78, $7.67, $5.20 and $5.46, respectively.

(2)	Mr. Besecker was granted 10,000 RSUs on November 5, 2009, that were structured to vest in four equal installments beginning on the first anniversary of the grant date. In addition, on December 10, 2009, Mr. Besecker was awarded a performance share award with a threshold, target and maximum award of 2,500, 5,000, and 10,000 shares, respectively. The grant date fair value of the award assuming the achievement of the highest level of performance is $79,800. On February 23, 2010, our Board amended the performance share awards. See “Performance Share Award to Mr. Besecker” below for more information on the amendment. The grant date fair value of the award on February 23, 2010 for the highest level of performance is $83,200.

(3)	Mr. Gorman resigned from the Board of Directors on October 19, 2009.

(4)	Ms Lebenthal resigned from the Board of Directors on January 28, 2010.

(5)	Mr. Warden was granted 15,000 RSUs on May 7, 2009 that were structured to vest in four equal installments beginning on the first anniversary of the grant date.

Before August 13, 2010, each independent director received an annual retainer of $100,000. The annual retainer payable to our independent directors was payable quarterly in arrears, half in cash and half in unrestricted stock. Any portion of the annual retainer that an independent director received in stock was granted pursuant to our 2007 Equity Plan. Before August 13, 2010, the Chairman of our Board of Directors was entitled to receive an additional annual retainer of $10,000 payable quarterly in arrears. Prior to January 28, 2010, the Chairs of our Audit Committee and our former NCGIO Committee were each entitled to receive an additional annual retainer of $7,500, and the Chairman of our former Compensation Committee was entitled to receive an additional annual retainer of $5,000, in each case payable quarterly in arrears. Effective January 28, 2010, the Compensation Committee and NCGIO Committee were combined into the CNG Committee. After January 28, 2010 but before August 13, 2010, the Chair of our CNG Committee was entitled to receive an additional annual retainer of $7,000. These additional retainer amounts paid to our Board and committee chairs were payable in cash. In addition, we reimbursed all directors for reasonable out-of-pocket expenses incurred in connection with their services on our Board of Directors.

On September 30, 2010, effective August 13, 2010, we changed our director compensation package such that each of the non-management directors is entitled to receive an annual retainer of $50,000, of which $15,000 will be paid in the form of Company stock. The annual retainer will be paid quarterly in arrears, commencing with the quarter ended September 30, 2010. The chairs of the CNG Committee and Audit Committee will be paid additional retainers of $5,000 in cash. Mr. Barnes, Mr. Kauffman and Mr. Riso, as management directors, will not receive any compensation for their service on the Board of Directors.

CORPORATE GOVERNANCE MATTERS

This section of our proxy statement contains information about a variety of our corporate governance policies and practices. We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the corporate governance section of our corporate website at http://www.carereit.com to view or to obtain copies of the respective charters of our Board Committees, our Code of Business Conduct, Corporate Governance Guidelines and our Definition of an Independent Director. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You may also obtain, free of charge, a copy of the respective charters of our Board Committees, Code of Business Conduct, Corporate Governance Guidelines and our Definition of an Independent Director by directing your request in writing to Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attention: Steven M. Sherwyn, Secretary and Chief Compliance Officer. Additional information relating to the corporate governance of the Company is included above in the section entitled “Proposal 1: Election of Directors.”

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, director relationship and access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and management responsibilities. Our CNG Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.

Director Resignation Policy

Previously, we maintained a director resignation policy that required a director to tender his or her resignation if he or she failed to receive a majority of the votes cast in our annual director elections. On November 4, 2010, our Board of Directors approved an amendment to our Corporate Governance Guidelines to remove the director resignation policy.

Director Independence

Our Corporate Governance Guidelines require that a majority of the Board be composed of directors who meet our independence criteria as set forth in the Corporate Governance Guidelines (which currently track the definition of director independence included in the New York Stock Exchange’s Listed Company Manual). Our common stock was suspended from trading on the New York Stock Exchange on August 26, 2010, and we anticipate that the New York Stock Exchange will delist our common stock.

Code of Business Conduct

Our Board of Directors has adopted a Code of Business Conduct that applies to our directors, executive officers, as well as employees of TREIT or its affiliates that provide services to us. The Code of Business Conduct was designed to assist our directors and executive officers, as well as employees of TREIT or its affiliates that provide services to us, in complying with the law, resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Business Conduct are compliance with applicable laws, conflicts of interest, use and protection of our Company’s assets, confidentiality, communications with the public, accounting matters, records retention and discrimination and harassment.

Communications with our Board of Directors

We have a process by which stockholders and/or other parties may communicate with our Board of Directors, our independent directors as a group or our individual directors. Any such communications may be sent to our Board by U.S. mail or overnight delivery and should be directed to the Board of Directors, a Committee, the independent directors as a group, or an individual director, c/o Steven M. Sherwyn, Secretary and Chief Compliance Officer, at Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, who will forward such communications on to the intended recipient. Any such communications may be made anonymously. In addition, stockholder communications can be directed to the Board by calling the Care hotline listed on our website.

Whistleblowing and Whistleblower Protection Policy

Our Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by our Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact our Audit Committee to report complaints or concerns relating to the financial reporting of our Company, you may do so in writing to the Chairman of our Audit Committee, c/o Steven M. Sherwyn, Secretary and Chief Compliance Officer, Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017. Any such communications may be made anonymously.

Director Attendance at Annual Meetings

Pursuant to our Corporate Governance Guidelines, we expect each member of our Board of Directors to attend each annual meeting of stockholders.

Identification of Director Candidates

Our CNG Committee assists our Board of Directors in identifying and reviewing director candidates to determine whether they qualify for membership on the Board of Directors and for recommending to the Board the director nominees to be considered for election at our annual meetings of stockholders.

In making recommendations to our Board, our CNG Committee considers such factors as it deems appropriate. The Board seeks diversity in its members with respect to background, skills and expertise, industry knowledge and experience. The CNG Committee uses the following general criteria for identifying director candidates:

1.	Directors should possess senior level management and decision-making experience;

2.	Directors should have a reputation for integrity and abiding by exemplary standards of business and professional conduct;

3.	In selecting director nominees, the Board should seek candidates with the commitment and ability to devote the time and attention necessary to fulfill their duties and responsibilities to Care and its stockholders;

4.	Directors should be highly accomplished in their respective field, with leadership experience in corporations or other complex organizations, including government, educational and military institutions;

5.	In addition to satisfying the independence criteria described in the Corporate Governance Guidelines, independent directors should be able to represent all stockholders of Care;

6.	Directors who are expected to serve on a Committee of the Board shall satisfy applicable legal requirements and other criteria established by any securities exchange on which our common stock is listed;

7.	Directors should have the ability to exercise sound business judgment to provide advice and guidance to the Chief Executive Officer with candor; and

8.	The Board’s assessment of a director candidate’s qualifications includes consideration of diversity, age, skills and experience in the context of the needs of the Board.

The foregoing general criteria apply equally to the evaluation of all potential independent and management director nominees, including those individuals recommended by stockholders.

Our CNG Committee may solicit and consider suggestions of our directors, Tiptree or its affiliates (including TREIT) or our management regarding possible nominees. As discussed above in “Proposal 1: Election of Directors,” Messrs. Barnes, Kauffman, Ilany and Houlihan candidacies were recommended to our CNG Committee by Tiptree. The candidacy of Salvatore (Torey) Riso Jr., was also recommended to our CNG Committee by Tiptree. Our CNG Committee may also procure the services of outside sources or third parties to assist in the identification of director candidates.

Our CNG Committee may consider director candidates recommended by our stockholders. Our CNG Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of our Board, Tiptree or its affiliates (including TREIT) or our management. Any recommendations by stockholders should follow the procedures outlined under “Other Matters — Stockholder Proposals” in this proxy statement and should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee. In addition, any stockholder recommending a director candidate should submit information demonstrating the number of shares of common stock that he or she owns.

Executive Sessions of Independent Directors

In accordance with our Corporate Governance Guidelines, the independent directors serving on our Board of Directors regularly meet in executive session without the presence of any directors or other persons who are part of our management. Our executive sessions are chaired by our Lead Director. Flint D. Besecker was appointed “Lead Director” on September 30, 2010. Interested parties may communicate directly with the Lead Director or our independent directors as a group through the process set forth above under “Communications with our Board of Directors.”

Current Board Leadership Structure

Our Board of Directors is led by Michael G. Barnes, the Chairman of the Board of Directors, and Geoffrey N. Kauffman, the Vice Chairman of the Board of Directors. Mr. Barnes serves as the chief executive officer and chairman of Tiptree. Mr. Kauffman serves as the president and chief operating officer of Tiptree. Tiptree is our majority stockholder and an affiliate of TREIT, which provides advisory services to us pursuant to a Services Agreement (discussed below). Mr. Barnes and Mr. Kauffman are each executive officers of TREIT. Our Board of Directors recently appointed an “Executive Committee” comprised of Michael G. Barnes, Geoffrey N. Kauffman and Salvatore (Torey) V. Riso, Jr., our President and Chief Executive Officer, to implement the policies of the Company, as determined by the Board of Directors, and to assist in management of the Company’s day-to-day business, operations, activities and affairs. To help ensure that the Board of Directors carries out its oversight responsibilities, our Governance Guidelines require the Board of Directors as a whole to maintain independence from management. Pursuant to the Governance Guidelines, a majority of the Board of Directors must be independent. As of the date hereof, four (4) of our current seven (7) directors have been determined to be independent.

Because the Chairman and Vice Chairman of the Board of Directors are not independent, the Board of Directors appointed Mr. Besecker to serve as the Company’s Lead Director and provide the following services to the Company: review and provide input with respect to Board of Directors meeting agendas, preside at executive sessions of the independent directors and preside at meetings of the Board of Directors when the Chairman or Vice Chairman is not present.

The Board of Directors believes that this structure is appropriate due to TREIT’s position as advisor to the Company pursuant to the Services Agreement (discussed below). The Board of Directors also believes that this structure allows the Company to better utilize the experience of Mr. Barnes and Mr. Kauffman.

Board’s Role in Risk Oversight

Our Board oversees our business in general, including risk management and performance of the Chief Executive Officer and other members of senior management, to assure that the long-term interests of the stockholders are being served. Each committee of our Board is also responsible for reviewing the risk exposure related to such committee’s areas of responsibility and providing input to senior management on such risks.

Management and our Board have a process to identify, analyze, manage and report all significant risks facing us. Our Chief Executive Officer will regularly report to the Board on significant risks facing us, including legal, financial, operational and strategic risks. The Audit Committee reviews with senior management significant risks related to the Company and periodically reports to the Board on such risks.

In addition, pursuant to its charter, the Audit Committee is responsible for reviewing and discussing the Company’s business risk management process, including the quality and integrity of Care’s financial statements, and accounting and reporting processes; Care’s compliance with legal and regulatory requirements; the independent auditors’ qualifications and independence; and the performance of Care’s internal audit and credit audit functions. Furthermore, the Audit Committee evaluates key financial statement issues and risks, their impact or potential effect on reported financial information and the process used by management to address such matters. At each Audit Committee meeting, management briefs the committee on the current business and financial position of the Company, as well as such items as internal audits and independent audits.

CNG Committee Interlocks and Insider Participation

There are no CNG Committee interlocks and none of our executive officers participate on our CNG Committee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has appointed the accounting firm of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2010, subject to ratification of this appointment by our common stockholders. Deloitte & Touche LLP has served as our independent auditors since our formation and is considered by our management to be well-qualified. Deloitte & Touche LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our Company or any of our subsidiaries in any capacity.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Audit Fees

Fees for audit services totaled approximately $865,500 in 2008, which represent audit fees associated with our annual audit, reviews of our quarterly reports on Form 10-Q, review of documents filed with the SEC and a consent. In addition, fees for audit-related services totaled $152,500 for compliance with internal controls and purchase price allocation.

Fees for audit services totaled approximately $821,000 in 2009, which represent audit fees associated with our annual audit, reviews of our quarterly reports on Form 10-Q, review of documents filed with the SEC and a consent. There were no fees for audit-related services in 2009.

There were no tax fees or other fees paid to Deloitte & Touche LLP in 2008 and 2009.

Pre-Approval Policies and Procedures of our Audit Committee

Our Audit Committee has sole authority (with the input of management) to approve in advance all engagements of our independent auditors for audit or non-audit services. All audit services provided by Deloitte & Touche LLP in 2009 were pre-approved by our Audit Committee.

Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2010.

The Audit Committee Report below was filed by our Audit Committee in our Form 10-K/A on April 30, 2010. Gerald E. Bisbee and Karen P. Robards are not serving on the Company’s Board of Directors as of the date of this definitive proxy statement.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors, in accordance with our Audit Committee Charter. Management has the primary responsibility for the preparation and presentation and integrity of our financial statements and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. In fulfilling its oversight responsibilities, our Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with our independent auditors, who are responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. Our independent auditors also provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board relating to the independent accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with our independent auditors the auditors’ independence from both management and our Company.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Submitted by our Audit Committee

Gerald E. Bisbee, Jr. Ph.D. (Chairman)
Karen P. Robards
J. Rainer Twiford

EXECUTIVE COMPENSATION

Note to Readers

On August 13, 2010, we completed the Tiptree Transaction. On November 4, 2010, we entered into the CIT Termination Agreement (defined below). Pursuant to the Tiptree Transaction and the CIT Termination Agreement, we terminated our Management Agreement (defined below) effective November 16, 2010, and manage our Company through a combination of internal management and pursuant to a Services Agreement (defined below) with TREIT, an affiliate of Tiptree, our majority stockholder. On November 4, 2010 we entered into an employment agreement with Mr. Riso as our President and Chief Executive Officer effective as of November 16, 2010 (the effective date of the CIT Termination Agreement), and on November 4, 2010, we appointed Mr. Sherwyn as our Chief Financial Officer.

The compensation discussion and analysis and the executive compensation tables below represent our 2009 management and management structure and compensation paid to our executive officers in 2009. Our 2009 executive compensation is not expected to reflect our future compensation arrangements for our executive officers under our new management structure. A summary of the material terms of the executive employment contracts for Messrs. Riso and Sherwyn are set forth below under “Executive Employment Agreements.” We are still in the process of determining our going forward executive compensation philosophy and programs.

2009 Compensation Discussion and Analysis

Overview

We have no employees. We are managed by CIT Healthcare LLC, our manager, pursuant to a Management Agreement (defined below) between CIT Healthcare and us. All of our named executive officers (Messrs. Riso and Hughes) are, or in the case of Messrs. Kellman and Plenskofski, were employees of CIT Healthcare or one of its affiliates. We have not paid, and we do not intend to pay, any cash compensation to our executive officers and we do not currently intend to adopt any policies with respect thereto. We do not have agreements with any of our executive officers or any employees of CIT Healthcare with respect to their cash compensation. CIT Healthcare will determine the levels of base salary and cash incentive compensation that may be earned by our executive officers, as CIT Healthcare may determine is appropriate. CIT Healthcare will also determine whether and to what extent our executive officers will be provided with pension, deferred compensation and other employee benefits plans and programs.

Cash compensation paid to our executive officers is paid by CIT Healthcare or its affiliates in part from the fees paid by us to CIT Healthcare under the Management Agreement. We do not control how such fees are allocated by CIT Healthcare to its employees. In addition, we understand that, because the services performed by CIT Healthcare’s employees, including our executive officers, are not performed exclusively for us, CIT Healthcare is not able to segregate that portion of the cash compensation paid to our executive officers by CIT Healthcare or its affiliates that relates to their services to us.

Equity Compensation

Our CNG Committee, may, from time to time, grant equity awards designed to align the interests of our executive officers with those of our stockholders, by allowing our executive officers to share in the creation of value for our stockholders through stock appreciation and dividends. The equity awards granted to our executive officers are generally subject to time-based vesting requirements designed to promote the retention of management and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to enable CIT Healthcare to attract, motivate and retain talented individuals at CIT Healthcare. We have adopted the Care Investment Trust Inc. 2007 Equity Plan, which provides for the issuance of equity-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock awards and other awards based on our common stock that may be made by us to our directors and officers and to our advisors and consultants who are providing services to the Company (which may include employees of CIT Healthcare and its affiliates) as of the date of the grant of the award. Shares of common stock issued to our independent directors with respect to their annual retainer fees are also issued under this plan.

Our Board of Directors has delegated its administrative responsibilities under the 2007 Equity Plan to our CNG Committee. In its capacity as plan administrator, the CNG Committee has the authority to make awards to eligible directors, officers, advisors and consultants, and to determine what form the awards will take and the terms and conditions of the awards. Grants of equity-based or other compensation to our Chief Executive Officer must also be approved by the independent members of our Board.

Special Equity Grant to Mr. Kellman

On March 13, 2009, our Board of Directors approved a special grant of 21,440 restricted stock units to Mr. Kellman. The award was structured to vest in four equal installments beginning on the first anniversary of the grant date (March 13, 2010). Our Board of Directors granted the award to Mr. Kellman, which had a grant date fair value of $124,995 based on our closing stock price on March 13, 2009 of $5.83 per share, to recognize his service as Chief Executive Officer and President of the Company. Mr. Kellman resigned from the Company on December 4, 2009. Pursuant to the terms of his award, the 21,440 restricted stock units vested upon his resignation.

Special Equity Grant to Mr. Riso

On March 12, 2009, our Board of Directors approved a special grant of 10,486 restricted stock units to Mr. Riso. The award was structured to vest in four equal installments beginning on the first anniversary of the grant date. Our Board of Directors granted the award to Mr. Riso, which had a grant date fair value of $62,497 based on our closing stock price on March 12, 2009 of $5.96 per share, to recognize Mr. Riso’s continued service to the Company. These shares vested on January 28, 2010, upon the approval of the plan of liquidation by our stockholders.

Special Equity Grant to Mr. Hughes

On May 7, 2009, our Board of Directors approved a special grant of 13,333 restricted stock units to Mr. Hughes. The award was structured to vest in four equal installments beginning on the first anniversary of the grant date. Our Board of Directors granted the award to Mr. Hughes, which had a grant date fair market value of $66,265 based on our closing stock price on May 7, 2009 of $4.97 per share, to recognize Mr. Hughes’s service to our Company as the new chief financial officer and treasurer. These shares vested on January 28, 2010, upon the approval of the plan of liquidation by our stockholders.

Performance Share Awards to Mr. Riso and Mr. Hughes

On December 10, 2009, our Board of Directors awarded Mr. Riso and Mr. Hughes performance share awards with target levels of 5,000 and 3,000, respectively. These awards were amended and restated on February 23, 2010, such that the awards are triggered upon the execution, during 2010, of one or more of the following transactions that results in a return of liquidity to our stockholders within the parameters expressed in the agreement: (i) a merger or other business combination resulting in the disposition of all of the issued and outstanding equity securities of the Company, (ii) a tender offer made directly to our stockholders either by us or a third party for at least a majority of our issued and outstanding common stock, or (iii) the declaration of aggregate distributions by the our Board equal to or exceeding $8.00 per share. Upon completion of the Tiptree Transaction, which involved a cash tender offer to our stockholders at $9.00 per share, Mr. Riso and Mr. Hughes received the maximum awards available under the performance share award agreements, 10,000 and 6,000 shares, respectively. At $9.00 per share, these awards had a value of $90,000 and $54,000, respectively.

The CNG Committee Report below was filed by our CNG Committee in our Form 10-K/A on April 30, 2010. Gerald E. Bisbee and Karen P. Robards are not serving on the Company’s Board of Directors as of the date of this definitive proxy statement, and J. Rainer Twiford, as of the date of this definitive proxy statement, is not the Chairman of the CNG Committee.

COMPENSATION COMMITTEE REPORT

Our CNG Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our CNG Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Submitted by our CNG Committee

J. Rainer Twiford (Chairman)
Gerald E. Bisbee
Karen P. Robards

Summary Compensation Table

The following table sets forth information regarding the compensation paid to our named executive officers by us in 2009, 2008 and 2007.

		Stock
		Awards(1)	Total
Name and Principal Position	Year	($)	($)

Salvatore (Torey) V. Riso Jr.(2)	2008	$18,058	$18,058
Chief Executive Officer, President	2009	$149,933	$149,933
Paul F. Hughes(3)	2009	$110,131	$110,131
Chief Financial Officer, Treasurer, Secretary & Chief Compliance Officer
F. Scott Kellman(4)	2007	$75,719	$75,719
Chief Executive Officer, President	2008	$256,881	$256,881
	2009	$966,734	$966,734
Frank E. Plenskofski(5)	2008	$0	$0
Chief Financial Officer, Treasurer	2009	$0	$0

(1)	Amounts recognized by the Company for financial statement reporting purposes in the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009 in accordance with Accounting Standards Codification 718 — Compensation — Stock Compensation. See Footnote 10 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007 and Footnote 14 to our Consolidated Financial Statements in our Annual Report on Form 10-K for each of the years ended December 31, 2009 and 2008. In accordance with SEC rules, estimates of forfeitures related to service-based conditions have been disregarded.

(2)	Mr. Riso was not an executive officer in 2007. On December 10, 2009, Mr. Riso was awarded a performance share award with a threshold, target and maximum award of 2,500, 5,000 and 10,000 shares, respectively. The grant date fair value of the award assuming the achievement of the highest level of performance is $79,800. On February 23, 2010, our Board amended the performance share awards. See “Compensation Discussion and Analysis — Performance Share Awards to Mr. Riso and Mr. Hughes” for more information on the amendment. The grant date fair value of the award on February 23, 2010 for the highest level of performance is $83,200.

(3)	Mr. Hughes was not an executive officer in 2007 and 2008. On December 10, 2009, Mr. Hughes was awarded a performance share award with a threshold, target and maximum award of 1,500, 3,000 and 6,000 shares, respectively. The grant date fair value of the award assuming the highest level of performance is $47,880. On February 23, 2010, our Board amended the performance share awards. See “Compensation Discussion and Analysis — Performance Share Awards to Mr. Riso and Mr. Hughes” for more information on the amendment. The grant date fair value of the award on February 23, 2010 for the highest level of performance is $49,920.

(4)	On December 4, 2009, Mr. Kellman resigned as Chief Executive Officer and President of the Company. Pursuant to the terms of Mr. Kellman’s restricted stock and RSU awards, the restricted stock and RSU awards vested upon his resignation. In addition, upon Mr. Kellman’s resignation, we agreed that, notwithstanding the terms of his performance share award, when the determination of the payout percentage is made by our compensation committee at the end of the award period, the performance goals under the award shall be deemed to have been attained at “target” level performance, or 23,255 shares of common stock. Under the terms of the performance share award and our equity plan, stockholder approval of the plan of liquidation on January 28, 2010, resulted in the acceleration of the award period and the 23,255 shares vested.

(5)	Mr. Plenskofski resigned as Chief Financial Officer and Treasurer of the Company on March 16, 2009. In connection with his resignation, Mr. Plenskofski forfeited his RSU award.

Grants of Plan-Based Awards

The following table sets forth information about awards granted to our named executive officers by us during the fiscal year ended December 31, 2009.

					All Other			Grant
					Stock			Date
					Awards:			Fair
					Number of	Market		Value of
		Estimated Future Payouts Under			Shares of	Price on		Stock and
		Equity Incentive Plan Awards			Stock or	Grant		Option
		Threshold	Target	Maximum	Units	Date		Awards
Name	Grant Date	(#)	(#)	(#)	(#)	($/Sh)		($)

Salvatore (Torey) V. Riso, Jr.	3/12/2009(2)	—	—	—	10,486	$5.96		$62,497
	12/10/2009(1)	2,500	5,000	10,000	—	$7.98		$79,800
Paul F. Hughes	5/7/2009(2)	—	—	—	13,333	$4.97		$66,265
	12/10/2009(1)	1,500	3,000	6,000	—	$7.98		$47,880
Scott F. Kellman	3/13/2009(3)	0	0	0	21,440	$5.83		$124,995
Frank E. Plenskofski		0	0	0	0	—	(4)	—	(4)

(1)	Award under the Amended and Restated Performance Share Award Agreement granted on December 10, 2009 and amended and restated on February 23, 2010. The stock award in the table above represents the maximum opportunity for Mr. Riso and Mr. Hughes, respectively, expressed as a number of RSUs. The fair value of the grants made to Mr. Riso and Mr. Hughes as of the amendment date of February 23, 2010 for highest level of performance is $83,200 and $49,920, respectively.

(2)	RSU awards that were structured to vest ratably over the four period from the grant date, beginning on March 12, 2010 and May 7, 2010 for Mr. Riso and Mr. Hughes, respectively.

(3)	Mr. Kellman resigned from the Company on December 4, 2009. Pursuant to the terms of this award, these RSUs vested upon his resignation.

(4)	Mr. Plenskofski did not receive any equity awards in 2009.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to all outstanding Care equity awards held by each named executive officer at the end of the fiscal year ended December 31, 2009.

Equity
		Market	Incentive
	Number of	Value of	Plan Awards:
	Shares	Shares or	Number of
	or Units	Units of	Unearned Shares,
	of Stock	Stock	Units or Other
	That Have	That Have	Rights
	Not Vested	Not Vested	That Have
Name	(#)	($)(1)	Not Vested

Salvatore (Torey) V. Riso, Jr.	12,210(2)	$94,994(6)
	10,486(2)	$81,581(6)
5,000(7)
Paul F. Hughes	13,333(3)	$103,731(6)
3,000(8)
Scott Kellman	0(4)	$0(4)	23,255(9)
Frank E. Plenskofski	0(5)	$0(5)

(1)	Based on the closing price of our common stock on the last business day of the fiscal year ended December 31, 2009 of $7.78.

(2)	RSU awards granted on May 12, 2008 and March 12, 2009, that were structured to vest in four equal installments on the anniversaries of the grant date. Number represents portion of RSUs not yet vested as of December 31, 2009.

(3)	RSU award granted on May 7, 2009, that were structured to vest in four equal installments on the anniversaries of the grant date.

(4)	Mr. Kellman resigned from the Company on December 4, 2009. In connection with his resignation, Mr. Kellman’s 40,000 restricted shares and 73,882 RSUs vested, including the 21,440 RSUs granted to Mr. Kellman on March 13, 2009. In connection with the approval of the plan of liquidation by our stockholders on January 28, 2010, Mr. Kellman’s 23,255 performance shares vested.

(5)	Mr. Plenskofski resigned from the Company on March 16, 2009. He forfeited his grants in connection with his resignation.

(6)	All RSU awards granted vested on January 28, 2010.

(7)	On December 10, 2009, Mr. Riso was awarded a performance share award with a target level of 5,000 shares. On February 23, 2010, our Board amended the performance share award. See “Compensation Discussion and Analysis — Performance Share Awards to Mr. Riso and Mr. Hughes” for more information on the award.

(8)	On December 10, 2009, Mr. Hughes was awarded a performance share award with a target level of 3,000 shares. On February 23, 2010, our Board amended the performance share award. See “Compensation Discussion and Analysis — Performance Share Awards to Mr. Riso and Mr. Hughes” for more information on the award.

(9)	In May 2008, Mr. Kellman was granted a performance share award to cover the performance period from January 1, 2008 through December 31, 2010. Upon Mr. Kellman’s resignation on December 4, 2009, we agreed that, notwithstanding the terms of his performance share award, when the determination of the payout percentage is made by our compensation committee at the end of the award period, the performance goals under the award shall be deemed to have been attained at “target” level performance, or 23,255 shares of common stock. Under the terms of the performance share award and our equity plan, stockholder approval of the plan of liquidation on January 28, 2010, resulted in the acceleration of the award period and the 23,255 shares vested.

Option Exercises and Stock Vested

We have not granted any stock options. The 40,000 shares of restricted stock granted to Mr. Kellman at the time of our initial public offering vested due to his termination from CIT Healthcare (after he had resigned from Care) without cause. Apart from Mr. Kellman, no other named executive’s restricted shares vested during the fiscal year ended December 31, 2009.

Pension Benefits

Our named executive officers received no benefits in fiscal year 2009 from us under defined pension or defined contribution plans.

Nonqualified Deferred Compensation

Our Company does not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our named executive officers.

Potential Payments Upon Termination or Change in Control

Our named executive officers are employees of CIT Healthcare or its affiliates, and therefore we generally have no obligation to pay them any form of cash compensation upon their termination of employment, except with respect to the restricted stock award agreements, RSU agreements and performance share award agreements.

On January 28, 2010, our stockholders approved a plan of liquidation, which was filed as Exhibit A to our definitive proxy statement filed on December 28, 2009. Pursuant to the terms of the restricted stock and RSU grant instruments and our Equity Plan, stockholder approval of the plan of liquidation resulted in the accelerated vesting of restricted stock and RSUs. Therefore, our directors’ and executive officers’ outstanding restricted stock and RSUs vested on January 28, 2010.

On May 12, 2008, Mr. Kellman, our former Chief Executive Officer, was granted a performance share award to cover the performance period from January 1, 2008 through December 31, 2010. In connection with Mr. Kellman’s resignation as our Chief Executive Officer, we agreed that, notwithstanding the terms of his performance share award, when the determination of the payout percentage is made by our compensation committee at the end of the award period, the performance goals under the award shall be deemed to have been attained at “target” level performance, or 23,255 shares of common stock. Under the terms of the performance share award and our Equity Plan, stockholder approval of the plan of liquidation on January 28, 2010, resulted in the acceleration of the award period and the 23,255 shares vested.

Messrs. Riso and Hughes were awarded performance share awards on December 10, 2009, as amended on February 23, 2010. If Messrs. Riso or Hughes are terminated for “cause,” as defined in their Amended and Restated Performance Share Award Agreements, prior to December 31, 2010, all performance shares awarded to them under the performance share award agreements would be automatically forfeited. If Messrs. Riso or Hughes are terminated for any reason other than for “cause” prior to December 31, 2010, the individual will receive a pro-rata percentage of the performance shares that would otherwise be payable if he had not been terminated.

If we experienced a “change in control” as of December 31, 2009, other than a liquidity event, the performance period would have been deemed to have completed as of such date, and the Company would have been deemed to have achieved target level performance, resulting in an award of 5,000 shares of common stock to Mr. Riso and 3,000 shares of common stock to Mr. Hughes, which would have had a fair market value as of December 31, 2009 of $38,900 and $23,340, respectively, based on our closing stock price on December 31, 2009 of $7.78 per share.

EXECUTIVE EMPLOYMENT AGREEMENTS

Executive Employment Agreement with Salvatore (Torey) Riso, Jr.

As disclosed in our Form 8-K filed with the SEC on November 8, 2010, on November 4, 2010, we entered into an employment agreement with Salvatore (Torey) Riso, Jr. (the “Riso Employment Agreement”) to be effective upon termination of the Management Agreement between us and CIT Healthcare, which occurred on November 16, 2010. Pursuant to the Riso Employment Agreement, Mr. Riso continues to act as our Chief Executive Officer and President for an initial employment term through December 31, 2013, followed by successive one year employment terms unless terminated by either party in accordance with the Riso Employment Agreement. Mr. Riso is entitled to an annual base salary of $225,000 until December 31, 2010 and an annual base salary of $250,000 per annum thereafter. He will also receive a one-time cash payment of $100,000 and a one-time grant of immediately vested common stock of the Company with a then current value of approximately $200,000 on or about January 3, 2011. Mr. Riso is also eligible for an annual bonus in cash and equity compensation based upon certain annual performance targets set by our Board of Directors or a committee thereof in its discretion. For the year ending December 31, 2011, the annual cash bonus, if earned, could range from $200,000 to $300,000 and the annual equity-based bonus, if earned, could range in value from $125,000 to $375,000. If Mr. Riso is terminated by us without “cause” or terminates his employment for “good reason,” each as defined in the Riso Employment Agreement, he will be entitled to the continuation of his base salary for the greater of (a) a period of 12 months and (b) the number of whole months falling between the date of termination and February 1, 2013, the full vesting of all Company equity awards as of the date of termination and the continuing exercisability of all stock options and stock appreciation rights for the lesser of (x) 12 months after the date of termination and (y) the remainder of their term. The Riso Employment Agreement also contains a one year non-compete period and a confidentiality restriction on Mr. Riso.

Executive Employment Agreement with Steven M. Sherwyn

As disclosed in our Form 8-K filed with the SEC on November 8, 2010, on November 4, 2010, we entered into an employment agreement with Steven M. Sherwyn (the “Sherwyn Employment Agreement”) to be effective immediately. Pursuant to the Sherwyn Employment Agreement, Mr. Sherwyn will act as our Chief Financial Officer for an initial employment term through December 31, 2013, followed by successive one year employment terms unless terminated by either party in accordance with the Sherwyn Employment Agreement. Mr. Sherwyn is entitled to an annual base salary of $200,000 per annum. He will also receive a one-time grant of 10,000 shares immediately vested common stock of the Company on or about January 3, 2011. Mr. Sherwyn is also eligible for an annual bonus in cash and equity compensation based upon certain annual performance targets set by our Board of Directors or a committee thereof in its discretion. For the year ending December 31, 2011, the annual cash bonus, if earned, could range from $100,000 to $200,000 and the annual equity-based bonus, if earned, could range in value from $150,000 to $250,000. If Mr. Sherwyn is terminated by us without “cause” or terminates his employment for “good reason,” each as defined in the Sherwyn Employment Agreement, he will be entitled to the continuation of his base salary for the greater of (a) a period of 12 months and (b) the number of whole months falling between the date of termination and February 1, 2013, the full vesting of all Company equity awards as of the date of termination and the continuing exercisability of all stock options and stock appreciation rights for the lesser of (x) 12 months after the date of termination and (y) the remainder of their term. The Sherwyn Employment Agreement also contains a one year non-compete period and a confidentiality restriction on Mr. Sherwyn.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock, as of November 16, 2010, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors and (3) our directors and executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the business address for each beneficial owner listed below shall be c/o Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017.

	Amount and Nature
	of Beneficial
	Ownership of	Percent of
Name	Common Stock	Total(1)

Tiptree Financial Partners, L.P.(1)	9,277,575	92.2%
Salvatore (Torey) V. Riso Jr.	0	*
Steven M. Sherwyn	0	*
Michael G. Barnes(1)	0	*
Geoffrey N. Kauffman	0	*
Flint D. Besecker	501	*
William A. Houlihan	399	*
Jonathan Ilany	399	*
J. Rainer Twiford	399	*
All Directors and Executive
Officers as a Group (8 Persons)	1,698	*

(1)	In a Schedule 13D filed on August 13, 2010, Tiptree Financial Partners was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting and dispositive power over 9,277,575 shares of our Common Stock. By virtue of serving as the external manager of Tiptree with respect to our Common Stock, Tiptree Capital Management, LLC (“TCM”) was deemed to have shared voting and dispositive power over the shares held by Tiptree. Likewise, Tricadia Holdings, L.P. (“Tricadia Holdings”), by virtue of being a direct owner of TCM, was deemed to have shared voting and dispositive power over the shares held by Tiptree. Similarly, Tricadia Holdings GP, L.P., as general partner of Tricadia Holdings, was deemed to have shared voting and dispositive power over the shares held by Tiptree. Likewise, Mr. Arif Inayatullah, as direct owner of TCM, and Mr. Michael G. Barnes, as direct owner of TCM, were each deemed to have shared voting and dispositive power over the shares held by Tiptree.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were filed on a timely basis during

2009, except that Mr. Besecker filed one (1) late report with respect to one (1) transaction (shares purchased through the reinvestment of dividends declared on our common stock).

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2009, relating to our equity compensation plans pursuant to which shares of our common stock or other equity securities may be granted from time to time.

(c)
	(a)		Number of
	Number of	(b)	Securities
	Securities to be	Weighted	Remaining
	Issued Upon	Average	Available for
	Exercise of	Exercise Price of	Future Issuance
	Outstanding	Outstanding	Under Equity
	Options, Warrants	Options, Warrants	Compensation
Plan Category	and Rights	and Rights	Plans

Equity compensation plans approved by security holders
2007 Equity Plan(1)	127,754	NA	383,303
2007 Manager Equity Plan(2)	435,000	$17.00	282,945
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	562,754	NA	666,248

(1)	Our 2007 Equity Plan was adopted by our sole stockholder prior to our initial public offering on June 22, 2007. The number of shares in Column (a) includes 95,955 restricted stock units, as well as (i) 23,255 performance shares awarded to Mr. Kellman that were deemed to be vested on January 28, 2010 and (ii) 30,000 performance share awards granted to our executive officers. On March 12, 2009, May 7, 2009 and November 4, 2009, our Compensation Committee granted an additional 49,961 RSUs, 30,333 RSUs, and 10,000 RSUs, respectively, to our executive officers and employees of CIT Healthcare and its affiliates pursuant to the 2008 Performance-Based RSU Award Program. In addition, on December 10, 2009, our Compensation Committee granted 30,000 performance shares to our executive officers and employees of CIT Healthcare.

(2)	Our 2007 Manager Equity Plan was adopted by our sole stockholder prior to our initial public offering on June 22, 2007. The number of shares in Column (a) represents shares issuable upon exercise of a warrant that we granted to CIT Healthcare on September 30, 2008. See “Certain Relationships and Related Transactions” below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures With Respect to Related Party Transactions

It is the policy of our Board of Directors that all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (directors and executive officers or their immediate family members, or stockholders owning 5% of more of our outstanding stock) had or will have a direct or indirect material interest) shall be subject to approval or ratification by the Audit Committee in accordance with the following procedures.

Each party to a potential related party transaction is responsible for notifying our Chief Compliance Officer and Secretary of the potential related person transaction in which such person or any immediate family member of such person may be directly or indirectly involved as soon as he or she becomes aware of such transaction. Our Chief Compliance Officer and Secretary will determine whether the transaction should be submitted to the Audit Committee for consideration. The Audit Committee will then review the material facts of the transaction and either approve or disapprove of the entry into such transaction.

Transactions with Related Persons

Management Agreement

In connection with our initial public offering, we entered into a management agreement (the “Original Management Agreement”) with CIT Healthcare, which describes the services to be provided by CIT Healthcare and its compensation for those services. On September 30, 2008, we amended (the “Amendment”) the Original Management Agreement between ourselves and CIT Healthcare, and on January 15, 2010 we further amended and restated (the “Management Agreement”) the Original Management Agreement. In consideration of the Amendment and for CIT Healthcare’s continued and future services to us, we granted CIT Healthcare warrants to purchase 435,000 shares of our common stock at $17.00 per share under the 2007 Manager Equity Plan prior to the Stock Split (defined below). See “Transactions with Related Persons — Warrant” below.

Under the Management Agreement, CIT Healthcare, subject to the oversight of our Board of Directors, was required to conduct our business affairs in conformity with the policies and the investment guidelines that were approved by our Board of Directors. The terms of the Management Agreement stated that it would continue in effect, unless earlier terminated, until December 31, 2011.

The Management Agreement reduced the base management fee to a monthly amount equal to (i) $125,000 from February 1, 2010 until the earlier of (x) June 30, 2010 and (y) the date on which four of our six existing investments had been sold; then from such date (ii) $100,000 until the earlier of (x) December 31, 2010 and (y) the date on which five of our six existing investments had been sold; then from such date (iii) $75,000 until the date of expiration or earlier termination of the Management Agreement by either of us or CIT Healthcare; provided, however, that notwithstanding the foregoing, the base management fee would remain at $125,000 per month until the later of: (a) ninety (90) days after the filing by us of a Form 15 with the SEC; and (b) the date that the we were no longer subject to the reporting requirements of the Exchange Act.

In addition, pursuant to the terms of the Management Agreement, we were required to pay CIT Healthcare a buyout payment of $7.5 million, payable as follows (i) $2.5 million on the effective date of the Management Agreement; (ii) $2.5 million upon the earlier of (a) April 1, 2010 and (b) the effective date of the termination of the Management Agreement by either of us or CIT Healthcare; and (iii) $2.5 million upon the earlier of (a) June 30, 2011 and (b) the effective date of the termination of the Management Agreement by either us or CIT Healthcare. The termination fee that was operative under the Original Management Agreement was replaced by the buyout payments under the Management Agreement. On January 29, 2010, April 1, 2010 and November 15, 2010, we paid CIT Healthcare

$2.5 million, $2.5 million and $2.4 million, respectively, pursuant to the buyout payments under the Management Agreement.

CIT Healthcare was also eligible for an incentive fee of $1.5 million if (i) at any time prior to December 31, 2011, the aggregate cash dividends paid to our stockholders since the effective date equaled or exceeded $9.25 per share or (ii) as of December 31, 2011, the sum of (x) the aggregate cash dividends paid to our stockholders since the effective date of the Management Agreement and (y) the Company’s cash and cash equivalents on hand less cash flows and expenses and other obligations of the Company, including the incentive fee, equaled or exceeded $9.25 per share. If CIT Healthcare would be eligible for the incentive fee but for the impact of the payment of the $1.5 million incentive fee, we were required to pay CIT Healthcare a reduced incentive fee up to the amount that allows the Company to satisfy such $9.25 per share eligibility requirement. Since the Tiptree Transaction did not meet either of such requirements, CIT Healthcare did not receive the incentive fee.

Both parties could terminate the Management Agreement without cause under certain circumstances, and we could terminate the Management Agreement with cause.

For the year ended December 31, 2009, we recognized $2.2 million in management fee expense related to the base management fee, and CIT Healthcare was not eligible for an incentive fee.

The Management Agreement terminated on November 16, 2010 pursuant to the CIT Termination Agreement (defined below) and all termination fees that would have otherwise been due under the Management Agreement were paid pursuant to the CIT Termination Agreement.

Mortgage Purchase Agreement

On September 30, 2008, we entered into a Mortgage Purchase Agreement (the “MPA”) with CIT Healthcare in order to secure a potential additional source of liquidity. The MPA expired on September 30, 2009. Pursuant to the MPA, we had the right, but not the obligation, to cause CIT Healthcare to purchase our current senior mortgage assets at their then-current fair market value, as determined by a third party appraiser. However, the MPA provided that in no event would CIT Healthcare be obligated to purchase any mortgage asset if (a) CIT Healthcare had already purchased mortgage assets with an aggregate sale price of $125.0 million pursuant to the MPA or (b) the third-party appraiser determined that the fair market value of such mortgage asset was greater than 105% of the then outstanding principal balance of such mortgage asset. We had the right to exercise our rights under the MPA with respect to any or all of the mortgage assets identified in the MPA at any time or from time to time until the MPA expired on September 30, 2009.

Pursuant to the MPA, we sold loans made to four (4) borrowers with carrying amounts of $24.8 million, $22.5 million, $2.9 million and $18.7 million for total proceeds of $65.2 million. The sale of the first loan closed in November of 2008 and the Company recorded a loss on the sale of $2.4 million in the consolidated statement of operations for the year ended December 31, 2008. The second loan closed in February of 2009 at a loss of $4.5 million, the third loan closed in August 2009 at its approximate net carrying value and the fourth loan closed in September 2009 at a loss of $1.3 million. In consideration of the Management Agreement, we agreed to terminate the MPA and rescind all outstanding put notices under the MPA.

Warrant

In consideration of the Amendment and for CIT Healthcare’s continued and future services to the Company, we granted CIT Healthcare warrants to purchase 435,000 shares of the Company’s common stock at $17.00 per share (the “Warrant”) under the 2007 Manager Equity Plan prior to the Company’s three-for-two stock split effected in the form of a dividend on September 20, 2010 (the “Stock Split”). The Warrant, which was immediately exercisable, expires on September 30, 2018. On March 16, 2010, CIT Healthcare entered into a warrant purchase agreement with Tiptree, pursuant to which CIT Healthcare sold the Warrant to Tiptree on the closing of the Tiptree Transaction.

Purchase and Sale Agreement

Michael G. Barnes and Geoffrey N. Kauffman, may be deemed to have an indirect material interest in the purchase and sale agreement (the “Purchase and Sale Agreement”), pursuant to which we issued, and Tiptree purchased 6,185,050 newly issued shares of our common stock for a purchase price of $9.00 per share prior to the Stock Split. In the Purchase and Sale Agreement, we agreed to use the proceeds from the issuance of common stock to Tiptree to fund the tender offer for up to all of our outstanding common stock at a fixed price of $9.00 per share. Pursuant to the effected tender offer, Tiptree owns approximately 92% of the issued and outstanding shares of the Company’s common stock.

CIT Termination, Cooperation and Confidentiality Agreement

As disclosed in our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2010, on November 4, 2010, we entered into a Termination, Cooperation and Confidentiality Agreement (the “CIT Termination Agreement”) with CIT Healthcare. Pursuant to the CIT Termination Agreement, the parties agreed to terminate the Management Agreement effective as of November 16, 2010 (the “Termination Effective Date”), subject to extension of the Termination Effective Date under certain circumstances as set forth in the CIT Termination Agreement. The CIT Termination Agreement also provides for an 180 day cooperation period beginning on the Termination Effective Date relating to the transition of management of the Company from CIT Healthcare to the officers of the Company, a two year mutual confidentiality period and a mutual release of all claims related to CIT Healthcare’s management of us. Under the CIT Termination Agreement, the parties agreed that in lieu of the payments otherwise required under the termination provisions of the Management Agreement, we would pay to CIT Healthcare on the Termination Effective Date $2,400,000 plus any earned but unpaid monthly installments of the base management fee due under the Management Agreement in lieu of remaining termination payments payable under the Management Agreement.

Services Agreement with TREIT Management LLC

As disclosed in our Form 8-K filed with the SEC on November 8, 2010, on November 4, 2010, we entered into a Services Agreement (the “Services Agreement”) with TREIT pursuant to which TREIT will provide certain advisory services related to our business beginning on the Termination Effective Date. For such services, we will pay TREIT a monthly base services fee in arrears of one-twelfth of 0.5% of our Equity (as defined in the Services Agreement) and a quarterly incentive fee of 15% of our AFFO Plus Gain/(Loss) On Sale (as defined in the Services Agreement) so long as and to the extent that our AFFO Plus Gain /(Loss) on Sale exceeds an amount equal to Equity multiplied by the Hurdle Rate (as defined in the Services Agreement). Twenty percent (20%) of any such incentive fee shall be paid in shares of our common stock, unless a greater percentage is requested by TREIT and approved by an independent committee of directors. The initial term of the Services Agreement extends until December 31, 2013, unless terminated earlier in accordance with the terms of the Services Agreement and will be automatically renewed for one year periods following such date unless either party elects not to renew the Services Agreement in accordance with its terms. If we elect to terminate without cause, or elect not to renew the Services Agreement, a Termination Fee (as defined in the Services Agreement) shall be payable by us to TREIT.

We are also responsible for reimbursing CIT Healthcare for its pro rata portion of certain expenses detailed in the initial agreement and subsequent amendments, such as rent, utilities, office furniture, equipment, and overhead, among others, required for our operations. Transactions with CIT Healthcare during the nine months ended September 30, 2010 and September 30, 2009 included:

•	Our expense recognition of $7.4 million for the nine months ended September 30, 2010 for the buyout payment obligation, of which $2.4 million is recorded as a liability as of September 30, 2010.

•	Our expense recognition of $1.2 million and $1.7 million for the nine months ended September 30, 2010 and September 30, 2009, respectively for the base management fee.

•	On February 3, 2009, we closed on the sale of a loan to CIT Healthcare for proceeds of $22.5 million.

•	On August 19, 2009, we closed on the sale of a loan to CIT Healthcare for proceeds of $2.3 million.

•	On September 16, 2009, we closed on the sale of a loan to CIT Healthcare for proceeds of $17.4 million.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We may also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.

Stockholder Proposals

Proposals for Inclusion in the Proxy Statement.  Under the rules of the SEC, if a stockholder wants to include a proposal for consideration in our proxy statement and proxy card at our 2011 annual meeting of stockholders, the proposal must be received at our executive offices located at Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attn: Steven M. Sherwyn, Secretary and Chief Compliance Officer no later than 5:00 p.m., Eastern Time, on July 26, 2011.

Proposals to be Offered at an Annual Meeting.  Under our amended and restated bylaws, and as permitted by the rules of the SEC, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing by certified mail to the Secretary of the Company at our executive offices located at Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attn: Steven M. Sherwyn, Secretary and Chief Compliance Officer. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2011 Annual Meeting no earlier than 150 days prior to the first anniversary of the date of mailing of the Notice for the 2010 Annual Stockholders Meeting and no later than 120 days in advance of such date. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by the Company’s amended and restated bylaws and the proxy rules under the SEC.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify us, by directing your written request to: Care Investment Trust Inc., 780 Third Avenue, 21st Floor, New York, NY 10017, Attn: Steven M. Sherwyn, Secretary and Chief Compliance Officer, Phone Number (212) 446-1407. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker as specified above.

Other Matters

Our Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of our Board of Directors

Steven M. Sherwyn

Secretary and Chief Compliance Officer

New York, New York
November 22, 2010

Care investment trust

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. Election of Directors
Nominees

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

01 Michael Barnes 02 Geoffrey Kauffman 03 Salvatore V. Riso, Jr. 04 Flint D. Besecker 05 J. Rainer Twiford
06 Jonathan Ilany 07 William A. Houlihan

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000078042_1 R2.09.05.010

I VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information upuntil11:59P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE -1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we — have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY For Withhold For All To withhold authority to vote for any Election of Directors Nominees Michael Barnes 02 Geoffrey Kauffman 03 Salvatore V. 06 Jonathan Ilany The Board of Directors recommends a vote FOR the following proposal: For Against Abstain To ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2010. NOTE: To consider and act upon such other matters that may properly be brought before the annual meeting or at any adjournments or postponements thereof. Please sign this proxy card and return it promptly, whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy. shares cusip # sequence # Signature [PLEASESIGN WITHINBOX] Date Signature(Joint Owners) Date

CARE INVESTMENT TRUST INC. ANNUALMEETING OF STOCKHOLDERS December 20, 2010 10:00 a.m., local time Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com. This proxy card is solicited on behalf of The Board of Directors for the Annual Meeting of Stockholders on December 20, 2010 The undersigned hereby appoints Steven M. Sherwyn and Salvatore (Torey) V. Riso, Jr., and each of them, as proxies, with full power of substitution, to vote all of the undersigned’s shares of Care Investment Trust Inc. Common Stock at the Annual Meeting of Stockholders to be held on Monday, December 20, 2010 at 10:00 a.m. local time at the Care Investment Trust headquarters, 780 Third Avenue, 29th Floor,New York, NY 10017, and any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any direction indicated on the reverse side of this card. The shares of Common Stock you beneficially own will be voted as you specify. If no directions are given, the proxies will vote FOR Proposals 1 and 2. The proxies, in their discretion, are futher authorized to vote (i) for the election of a person to the Board of Directors if any nominee named herein becomes unable or unwilling to serve, and (ii) on any other matter that may properly come before the meeting. Continued and to be signed on reverse side